UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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INVESCO HIGH INCOME TRUST II

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Press Release For Immediate Release

Invesco Advisers Announces Managed Distribution Plan for

Invesco High Income Trust II

Media Relations Contact: Jeaneen Terrio; 212.278.9205; Jeaneen.Terrio@invesco.com

ATLANTA, July 30, 2018 – Invesco Advisers, Inc., a subsidiary of Invesco Ltd. (NYSE: IVZ), announced today that the Board of Trustees (the “Board”) of Invesco High Income Trust II (the “Trust”) (NYSE: VLT) has approved a Managed Distribution Plan (the “Plan”) for the Trust effective on August 1, 2018, whereby the Trust will increase its monthly dividend to common shareholders to a stated fixed monthly distribution amount based on a dividend yield of 8.5 percent of the closing market price per share as of August 1, 2018, the date the Plan becomes effective. The first stated fixed monthly distribution will be paid to shareholders in September 2018.

The Plan is intended to provide shareholders with a consistent, but not guaranteed, periodic cash payment from the Trust, regardless of when or whether income is earned or capital gains are realized. The Plan is intended to narrow the discount between the Trust’s market price and the net asset value (“NAV”) of the Trust’s common shares, but there is no assurance that the Plan will be effective in this regard.

If sufficient investment income is not available for a monthly distribution, the Trust will distribute long-term capital gains and/or return of capital in order to maintain its managed distribution level under the Plan. A return of capital may occur, for example, when some or all of the money that shareholders invested in the Trust is paid back to them. A return of capital distribution does not necessarily reflect the Trust’s investment performance and should not be confused with “yield” or “income.” No conclusions should be drawn about the Trust’s investment performance from the amount of the Trust’s distributions or from the terms of the Plan.

In order to comply with the requirements of Section 19 of the Investment Company Act of 1940 and an exemptive order granted to the Trust by the Securities and Exchange Commission, the Trust will provide its shareholders of record on each distribution record date with a Section 19 Notice disclosing the sources of its dividend payment when a distribution includes anything other than net investment income.

The amounts and sources of distributions reported in Section 19 Notices are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Trust’s investment experience during its full fiscal year and may be subject to changes based on tax regulations. The Trust will send shareholders a Form 1099-DIV for the calendar year that will tell them how to report these distributions for federal income tax purposes. Information on the Trust’s Section 19 Notices can be found at www.invesco.com.

The Plan will be subject to periodic review by the Board, and the Board may amend the terms of the Plan or terminate the Plan at any time without prior notice to the Trust’s shareholders. The amendment or termination of the Plan could have an adverse effect on the market price of the Trust’s common shares.

Investing involves risk and it is possible to lose money on any investment in the Trust.

For more information, call 1-800-341-2929.

About Invesco Ltd.

Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.

Invesco Distributors, Inc. is the U.S. distributor for Invesco Ltd.’s retail products. Invesco Advisers, Inc. is an investment adviser; it provides investment advisory services to individual and institutional clients and does not sell securities. Each entity is a wholly owned, indirect subsidiary of Invesco Ltd.

Note: There is no assurance that a closed-end fund will achieve its investment objective. Common shares are bought on the secondary market and may trade at a discount or premium to NAV. Regular brokerage commissions apply.

NOT FDIC INSURED l MAY LOSE VALUE l NO BANK GUARANTEE

—Invesco—

Invesco 1555 Peachtree Street, N.E.
Atlanta, GA 30309 www.invesco.com

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